UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2006

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset,NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 2.04.	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

ITEM 3.01.	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

ITEM 8.01.	OTHER EVENTS.

On October 25, 2006, DOV Pharmaceutical, Inc. (the “Company”) received notification that the NASDAQ Listing Qualifications Panel had determined to delist the Company’s common stock, effective at the open of business on October 27, 2006. This delisting is a result of the Company’s failure to meet the minimum market value of listed securities requirement for continued inclusion in The NASDAQ Global Market in accordance with NASDAQ Marketplace Rule 4450(b)(1)(A).

The Company was advised that its common stock is immediately eligible for quotation on the Pink Sheets, an electronic quotation service for securities traded over-the-counter, effective with the open of business on October 27, 2006. The Company’s common stock may, in the future, also be quoted on the Over-the-Counter Bulletin Board maintained by the NASD, provided that a market maker in the common stock files the appropriate application with, and such application is cleared by, the NASD. The Company anticipates disclosing further trading venue information for its common stock once such information becomes available.

The delisting of the Company’s common stock on October 27, 2006 represents a “fundamental change” under the Indenture, dated as of December 22, 2004, by and between DOV Pharmaceutical, Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee, governing the Company’s 2.50% convertible subordinated debentures due 2025. As a result, the Company is obligated to offer to repurchase the debentures. The Company must make this offer to repurchase the debentures on or prior to November 11, 2006. The Company is obligated to designate a repurchase date for the debentures that is not less than twenty, nor more than thirty-five, business days following the date of the Company’s offer to repurchase. Holders of the debentures will have the option, but not the obligation, to require the Company to repurchase their debentures at 100% of the principal amount of the debentures, plus any accrued and unpaid interest. There are currently $70 million in aggregate principal amount of debentures outstanding. The Company cannot predict the number of holders of debentures that will exercise their option to require the Company to repurchase their debentures. The Company does not presently have the capital necessary to repurchase all $70 million of the debentures if all holders of debentures exercise their option to require the Company to repurchase the debentures.

The Company will continue to explore a variety of initiatives to address its current capital structure issues and improve its liquidity position. The Company intends to initiate discussions with its major stakeholders regarding the Company’s strategic alternatives, including potentially a consensual restructuring of its capital structure. As with any negotiations, no assurance can be given as to when and if the Company will succeed in concluding any such agreement with its stakeholders. If the Company is unable to raise sufficient funds to repurchase the requisite amount of debentures or restructure its obligations under the debentures, it may be forced to seek protection under the United States bankruptcy laws.

The Company has retained Houlihan Lokey Howard & Zukin Capital, Inc. to serve as its financial advisor to assist with its evaluation of strategic alternatives and restructuring efforts with respect to the debentures.

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	raise substantial additional capital in order to repurchase debentures that a holder tenders to us for repurchase;

•	raise substantial additional capital in order to fund operations;

•	obtain and maintain all necessary patents, licenses and other intellectual property rights;

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	develop and execute clinical programs for bicifadine, our novel analgesic;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;

•	obtain and maintain collaborations as required with pharmaceutical partners;

•	obtain substantial additional funds; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q filed on August 9, 2006.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV Pharmaceutical, Inc.

Date: October 30, 2006	By:	/s/ Barbara Duncan
Barbara Duncan
President and Chief Financial Officer